UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 2)*


                         AMERICAN WATER WORKS CO., INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   030411 10 2
                   -----------------------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement |_|. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 8 pages

-------------------------------                  -------------------------------
|CUSIP No.     030411 10 2    |       13G        |    Page  2  of  8 Pages     |
-------------------------------                  -------------------------------


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|    1     | NAME OF REPORTING PERSON                                          |
|          | S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                 |
|          |                                                                   |
|          | THE BESSEMER GROUP, INCORPORATED                                  |
|          | 13-3093730                                                        |
--------------------------------------------------------------------------------
|    2     | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 |
|          |                                                 (a)   |_|         |
|          |                                                 (b)   |X|         |
|          |                                                                   |
--------------------------------------------------------------------------------
|    3     | SEC USE ONLY                                                      |
|          |                                                                   |
|          |                                                                   |
--------------------------------------------------------------------------------
|    4     | CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|          |                                                                   |
|          | Delaware                                                          |
--------------------------------------------------------------------------------
|                 |   5   | SOLE VOTING POWER                                  |
|    NUMBER OF    |       |                                                    |
|                 |       | -0-                                                |
|     SHARES      |       |                                                    |
|                 --------------------------------------------------------------
|  BENEFICIALLY   |   6   | SHARED VOTING POWER                                |
|                 |       |                                                    |
|    OWNED BY     |       | 6,748,559 shs.                                     |
|                 |       |                                                    |
|      EACH       --------------------------------------------------------------
|                 |   7   | SOLE DISPOSITIVE POWER                             |
|    REPORTING    |       |                                                    |
|                 |       | -0-                                                |
|     PERSON      |       |                                                    |
|                 --------------------------------------------------------------
|      WITH       |   8   | SHARED DISPOSITIVE POWER                           |
|                 |       |                                                    |
|                 |       | 6,748,559 shs.                                     |
--------------------------------------------------------------------------------
|     9    | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      |
|          |                                                                   |
|          | 6,748,559 shs.                                                    |
--------------------------------------------------------------------------------
|    10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES             |
|          | CERTAIN SHARES*                                                   |
|          |                                                                   |
|          |                                           |_|                     |
--------------------------------------------------------------------------------
|    11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                   |
|          |                                                                   |
|          | 8.5%                                                              |
--------------------------------------------------------------------------------
|    12    | TYPE OF REPORTING PERSON*                                         |
|          |                                                                   |
|          | HC                                                                |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 2 of 8 pages

-------------------------------                  -------------------------------
|CUSIP No.     030411 10 2    |       13G        |    Page  3  of  8 Pages     |
-------------------------------                  -------------------------------


--------------------------------------------------------------------------------
|    1     | NAME OF REPORTING PERSON                                          |
|          | S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                 |
|          |                                                                   |
|          | BESSEMER TRUST COMPANY                                            |
|          | 22-0770670                                                        |
--------------------------------------------------------------------------------
|    2     | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 |
|          |                                                 (a)   |X|         |
|          |                                                 (b)   |_|         |
|          |                                                                   |
--------------------------------------------------------------------------------
|    3     | SEC USE ONLY                                                      |
|          |                                                                   |
|          |                                                                   |
--------------------------------------------------------------------------------
|    4     | CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|          |                                                                   |
|          | New Jersey                                                        |
--------------------------------------------------------------------------------
|                 |   5   | SOLE VOTING POWER                                  |
|    NUMBER OF    |       |                                                    |
|                 |       | 4,418,424 shs.                                     |
|     SHARES      |       |                                                    |
|                 --------------------------------------------------------------
|  BENEFICIALLY   |   6   | SHARED VOTING POWER                                |
|                 |       |                                                    |
|    OWNED BY     |       | -0-                                                |
|                 |       |                                                    |
|      EACH       --------------------------------------------------------------
|                 |   7   | SOLE DISPOSITIVE POWER                             |
|    REPORTING    |       |                                                    |
|                 |       | 4,418,424 shs.                                     |
|     PERSON      |       |                                                    |
|                 --------------------------------------------------------------
|      WITH       |   8   | SHARED DISPOSITIVE POWER                           |
|                 |       |                                                    |
|                 |       | -0-                                                |
--------------------------------------------------------------------------------
|     9    | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      |
|          |                                                                   |
|          | 4,418,424 shs.                                                    |
--------------------------------------------------------------------------------
|    10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES             |
|          | CERTAIN SHARES*                                                   |
|          |                                                                   |
|          |                                           |_|                     |
--------------------------------------------------------------------------------
|    11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                   |
|          |                                                                   |
|          | 5.6%                                                              |
--------------------------------------------------------------------------------
|    12    | TYPE OF REPORTING PERSON*                                         |
|          |                                                                   |
|          | BK                                                                |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 3 of 8 pages

-------------------------------                  -------------------------------
|CUSIP No.     030411 10 2    |       13G        |    Page  4  of  8 Pages     |
-------------------------------                  -------------------------------


--------------------------------------------------------------------------------
|    1     | NAME OF REPORTING PERSON                                          |
|          | S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                 |
|          |                                                                   |
|          | BESSEMER TRUST COMPANY, NATIONAL ASSOCIATION                      |
|          | 13-2792165                                                        |
--------------------------------------------------------------------------------
|    2     | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 |
|          |                                                 (a)   |X|         |
|          |                                                 (b)   |_|         |
|          |                                                                   |
--------------------------------------------------------------------------------
|    3     | SEC USE ONLY                                                      |
|          |                                                                   |
|          |                                                                   |
--------------------------------------------------------------------------------
|    4     | CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|          |                                                                   |
|          | New York                                                          |
--------------------------------------------------------------------------------
|                 |   5   | SOLE VOTING POWER                                  |
|    NUMBER OF    |       |                                                    |
|                 |       | 2,000 shs.                                         |
|     SHARES      |       |                                                    |
|                 --------------------------------------------------------------
|  BENEFICIALLY   |   6   | SHARED VOTING POWER                                |
|                 |       |                                                    |
|    OWNED BY     |       | -0-                                                |
|                 |       |                                                    |
|      EACH       --------------------------------------------------------------
|                 |   7   | SOLE DISPOSITIVE POWER                             |
|    REPORTING    |       |                                                    |
|                 |       | 2,000 shs.                                         |
|     PERSON      |       |                                                    |
|                 --------------------------------------------------------------
|      WITH       |   8   | SHARED DISPOSITIVE POWER                           |
|                 |       |                                                    |
|                 |       | -0-                                                |
--------------------------------------------------------------------------------
|     9    | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      |
|          |                                                                   |
|          | 2,000 shs.                                                        |
--------------------------------------------------------------------------------
|    10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES             |
|          | CERTAIN SHARES*                                                   |
|          |                                                                   |
|          |                                           |_|                     |
--------------------------------------------------------------------------------
|    11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                   |
|          |                                                                   |
|          | 0.003%                                                            |
--------------------------------------------------------------------------------
|    12    | TYPE OF REPORTING PERSON*                                         |
|          |                                                                   |
|          | BK                                                                |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 4 of 8 pages

-------------------------------                  -------------------------------
|CUSIP No.     030411 10 2    |       13G        |    Page  5  of  8 Pages     |
-------------------------------                  -------------------------------


--------------------------------------------------------------------------------
|    1     | NAME OF REPORTING PERSON                                          |
|          | S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                 |
|          |                                                                   |
|          | BESSEMER TRUST COMPANY OF FLORIDA                                 |
|          | 59-6067333                                                        |
--------------------------------------------------------------------------------
|    2     | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 |
|          |                                                 (a)   |X|         |
|          |                                                 (b)   |_|         |
|          |                                                                   |
--------------------------------------------------------------------------------
|    3     | SEC USE ONLY                                                      |
|          |                                                                   |
|          |                                                                   |
--------------------------------------------------------------------------------
|    4     | CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|          |                                                                   |
|          | Florida                                                           |
--------------------------------------------------------------------------------
|                 |   5   | SOLE VOTING POWER                                  |
|    NUMBER OF    |       |                                                    |
|                 |       | 561,139 shs.                                       |
|     SHARES      |       |                                                    |
|                 --------------------------------------------------------------
|  BENEFICIALLY   |   6   | SHARED VOTING POWER                                |
|                 |       |                                                    |
|    OWNED BY     |       | 1,766,996 shs.                                     |
|                 |       |                                                    |
|      EACH       --------------------------------------------------------------
|                 |   7   | SOLE DISPOSITIVE POWER                             |
|    REPORTING    |       |                                                    |
|                 |       | 561,139 shs.                                       |
|     PERSON      |       |                                                    |
|                 --------------------------------------------------------------
|      WITH       |   8   | SHARED DISPOSITIVE POWER                           |
|                 |       |                                                    |
|                 |       | 1,766,996 shs.                                     |
--------------------------------------------------------------------------------
|     9    | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      |
|          |                                                                   |
|          | 2,328,135 shs.                                                    |
--------------------------------------------------------------------------------
|    10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES             |
|          | CERTAIN SHARES*                                                   |
|          |                                                                   |
|          |                                           |_|                     |
--------------------------------------------------------------------------------
|    11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                   |
|          |                                                                   |
|          | 2.9%                                                              |
--------------------------------------------------------------------------------
|    12    | TYPE OF REPORTING PERSON*                                         |
|          |                                                                   |
|          | BK                                                                |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 5 of 8 pages

Item 1.

(a)   Name of Issuer:

                           American Water Works Co., Inc.

(b)   Address of Issuer's Principal Executive Offices:

                           1025 Laurel Oak Road
                           P.O. Box 1770
                           Voorhees, NJ  08043


Item 2.

         (a), (b) and (c) Name of Persons Filing, Address of Principal
                          --------------------------------------------
         Business Office and Citizenship:
         --------------------------------

                  The Bessemer Group, Incorporated ("BGI") as a parent holding company and Bessemer Trust Company ("BTC"), Bessemer Trust Company, National Association ("BTNA") and Bessemer Trust Company of Florida ("BTF") as a group. The filing of this statement by BTC, BTNA and BTF as part of a group does not constitute an admission that any of BTC, BTNA or BTF controls the other. BTC, BTNA and BTF are each wholly-owned by BGI.

                  BTC, BTNA and BTF are each trust companies that manage accounts for the benefit of others. The holders of the securities referred to in this statement are trusts for the benefit of clients of BTC or BTF, of which BTC or BTF are trustees or co-trustees, and accounts managed by BTNA and BTF.

                  BGI and BTC each has its principal business office at 100 Woodbridge Center Drive, Woodbridge, New Jersey 07095-0980. BTNA has its principal office at 630 Fifth Avenue, New York, New York 10111. BTF has its principal office at 222 Royal Palm Way, Palm Beach, Florida 33480-4394.

                  BGI is a corporation organized under the laws of Delaware. BTC is a bank organized under the laws of New Jersey. BTNA is a national bank chartered under the law of the United States of America. BTF is a trust company organized under the laws of Florida.

 (d)   Title of Class of Securities:

                           Common Stock

(e)   CUSIP Number:

                           030411 10 2


                               Page 6 of 8 pages

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

                  (a) through (f), not applicable.

                  (g) [X] Parent Holding Company, in accordance with Section
                      240.13d-1(b)(1)(ii)(G), as to BGI.

                  (h) [X] Group, in accordance with Section
                      240.13d-1(b)(1)(ii)(H), as to BTC, BTNA and BTF.



Item 4.  Ownership

                  Items 5 through 9 and Item 11 of Pages 2 through 5 of this Statement are incorporated herein by reference.


Item 5.  Ownership of Five Percent or Less of a Class

                  Not applicable.


Item 6.  Ownership of More than Five Percent on Behalf of Another Person

                  Not applicable.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

                  Items 1 and 12 of pages 3 through 5 of this Statement are incorporated herein by reference.


Item 8.  Identification and Classification of Members of the Group

                  BTC, BTNA and BTF are each banks as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, as amended.



Item 9.  Notice of Dissolution of Group

                  Not applicable.


                               Page 7 of 8 pages

Item 10.  Certification

                  By signing below, the undersigned certify that, to the best of the knowledge and belief of the undersigned, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

Item 11.  Signatures

                  After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated:            February 12, 1998


                        THE BESSEMER GROUP, INCORPORATED

                        By:  /s/ Richard R. Davis
                           ------------------------------------
                           Name:      Richard R. Davis
                           Title:     Executive Vice President


                        BESSEMER TRUST COMPANY


                        By:  /s/ Richard R. Davis
                           ------------------------------------
                           Name:      Richard R. Davis
                           Title:     Executive Vice President


                        BESSEMER TRUST COMPANY, NATIONAL ASSOCIATION


                        By:  /s/ Richard R. Davis
                           ------------------------------------
                           Name:      Richard R. Davis
                           Title:     Executive Vice President


                        BESSEMER TRUST COMPANY OF FLORIDA


                        By:  /s/ Richard R. Davis
                           ------------------------------------
                           Name:      Richard R. Davis
                           Title:     Executive Vice President



                               Page 8 of 8 pages